Code of Ethics Policy
 IMS Capital Management, Inc.
 January 23, 2017

IMS Code of Ethics Policy – January 23, 2017

Statement of Principles

IMS Capital Management, Inc. (“IMS”) has adopted this Code of Ethics policy (‘Code”) for the purpose of instructing all employees, officers, and directors of IMS in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to IMS’ clients. A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

•	The interests of IMS Clients must always come first.
IMS personnel have a legal and fiduciary duty to place the interest of clients first. In any decision relating to their personal investments, IMS and its supervised persons must scrupulously avoid serving their own interests ahead of any client and complying with all applicable federal securities laws.

•	IMS personnel may not take inappropriate advantage of their client relationships.
Supervised persons should avoid accepting any perquisites or gifts of more than token value (defined as more than $300 in value) from persons seeking to do business with IMS that might compromise, or call into question, the exercise of their fully independent judgment in the interest of IMS clients.

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All personal securities transactions should avoid any actual, potential or apparent conflicts of interest. Although all personal securities transactions by IMS personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that supervised persons owe a fiduciary duty to clients, and should avoid any activity that creates an actual or potential conflict of interest or any abuse of any position of trust and responsibility. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

IMS personnel must adhere to these general principles as well as comply with the specific provisions of the Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duties to clients. All personal securities transactions must comply with all applicable federal securities laws. Federal securities laws includes, but not necessarily limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury. Supervised persons must at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Supervised persons are required to immediately report any violations of this Code of Ethics policy to the Chief Compliance Officer (“CCO”).

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There is a special concern to prevent breach of fiduciary duty when sensitive material is available to certain supervised persons of IMS. Supervised persons and contractors that deal with sensitive material are labeled “IMS Personnel.” IMS Personnel includes all persons that have access to nonpublic information regarding clients’ purchases or sales of securities, are involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic. Since most employees of IMS are involved in providing advice or client service, most employees along with applicable contractors are considered IMS Personnel. IMS will maintain a restricted list. A security will be placed on a restricted list until IMS declares that the security be removed from the restricted list. The IMS Insider Trading and IMS Privacy policies must be reviewed and complied with by all IMS Personnel when any IMS Personnel comes into contact with sensitive material. For definitions of what is considered sensitive materials, please see the Insider Trading and Privacy policies found in the IMS Compliance Written Policies and Procedures Manual.

Personal Securities Transactions

All IMS Personnel are discouraged from trading securities for their own accounts, but rather to use mutual funds for their investment needs. For the purpose of Personal Securities Transactions, “Mutual Funds” encompass open-end mutual funds, closed-end mutual funds, ETFs and any other regulated structure which functions as a diversified investment vehicle. IMS Personnel are allowed to buy and sell securities that are held in IMS’ discretionary client accounts as long as the IMS Personnel adheres to the practices outlined in the “Transactions Involving Securities Held in IMS Strategies” section below. At the time an IMS Personnel is hired, they will agree not to buy more shares of existing securities in their existing portfolios unless the security is held in IMS’ discretionary client accounts. If the security is held in an IMS discretionary client account, more shares may be bought when meeting the criteria below. For the purpose of Personal Securities Transactions, “Securities” refer to all other investment vehicles not defined by “Mutual Fund” as noted above plus the mutual funds in which IMS serves as the advisor. Liquidations of these pre-existing Securities should be approved in writing by IMS.

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Prohibited Purchases and Sales of Securities & Practices Regarding Securities:

In a personal securities transaction, IMS Personnel may not:

●	Purchase or sell shares of a mutual fund in which IMS serves as the advisor without prior authorization.
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Purchase new Securities or more shares of existing Securities which are not in IMS discretionary client accounts. For individual bonds, the CCO may allow IMS Personnel to purchase similar bonds from the same issuer which are held in IMS discretionary client accounts.

●	Acquire any Security in an initial public offering without prior written authorization.
●	Acquire any security in a private placement without prior written authorization.
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Serve on the board of directors of a publicly traded company without prior written authorization from IMS, based upon a determination that such service would be consistent with the interests of IMS and its clients. IMS Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by IMS involving securities of a company on whose board they serve.

●	Sell an existing Security without prior authorization.
●	Violate the IMS Insider Trading Policy.
●	Be involved in short term trading strategies/practices.

Exempted Transactions:

The provisions described above under the heading Prohibited Purchases and Sales of Securities do not apply to:

●	Purchase or sale of Mutual Funds when IMS is not the advisor for the mutual fund, ETF or other regulated structure and IMS has been provided notice of such purchase or sale.
●	Purchases or sales of options contracts on a broad-based market index.
●	Purchases or sales of securities affected in any account in which IMS personnel have no beneficial ownership.
●	Purchases of securities made as part of automatic dividend reinvestment plans.
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Purchases of securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds (i.e., IMS Capital Management purchases shares of the IMS Capital Value Fund for all employees on behalf of the company Retirement Plan).

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Purchases of securities effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

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Purchases of individual bonds pursuant to a prime brokerage arrangement where an IMS Personnel is joining other discretionary clients in the purchase of bonds, provided that each discretionary client is able to purchase all the bonds it desires and each discretionary client is not negatively impacted by the IMS Personnel joining such purchase.

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Purchases or sales of securities conducted by a third party as long as the third party has full discretion over the brokerage account and the IMS employee does not give any input into which securities are purchased or sold. For these accounts, please see the CCO for further procedures and disclosure.

Transactions Involving Securities Held in IMS Investment Strategies:

IMS Personnel may purchase and sell Securities which are used in IMS discretionary client accounts when the following conditions are met:

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Trades must be pre-approved on the same day as the purchase/sell takes place with IMS, or designee(s). In the case that IMS’ designee is not in the office during trading hours, the trade may be cleared with IMS’ other designee. It is preferred that the trade is cleared via email so that all parties have a record.

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If IMS discretionary client accounts are buying or selling a Security, or have plans to move on a Security, the IMS Personnel must wait until the second business day after the transaction to purchase or sell the Security for themselves. The Security may be cleared with IMS, or designee(s), and bought/sold on the second business day. For example, if a Security is bought for the IMS Capital Value Strategy on Monday, IMS Personnel may buy the Security for their personal accounts on Wednesday (after clearing it with IMS, or designee(s), on Wednesday).

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If the Security is being considered for action for IMS discretionary accounts, the IMS Personnel may not buy or sell the Security until the accounts have taken action (at which time the employee would have to wait until the second business day after the action) or removed the Security from the list.

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If an IMS Personnel holds a Security which is completely liquidated in a strategy or in all discretionary accounts, the IMS Personnel may continue to hold the Security. They must still get pre-approval for the sale of the security. Once it’s sold it may not be re- purchased unless some IMS discretionary account or strategy also re-purchases the Security (at which time a buy would have to go through the waiting period and be re-cleared with IMS, or designee(s)).

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Violations of security trading may result in warnings, suspension of personal trading capabilities, or termination, in addition to the penalties listed in the “Enforcement and Penalties” section of this Code.

Any investment opportunity that is not given notice to in the above procedures must be reviewed and approved by IMS, or designee(s), on a case-by-case examination of the circumstances.

Transaction and Account Position Reporting Requirements

Disclosure of personal brokerage accounts:

At the commencement of employment with IMS, all IMS Personnel are required to submit to the CCO the names and account numbers of all their personal brokerage accounts, brokerage accounts of members of their immediate family, and any brokerage accounts which they control or in which they or an immediate family member has beneficial ownership.

Each of these accounts is required to furnish duplicate account statements and trade confirmations to the IMS CCO within 15 days of the end of each quarter. Confirmations are not required to be submitted if the statements convey the same information. Each statement is reviewed quarterly by the firm to identify improper trades or patterns of trading by IMS Personnel (including short term trading).

Securities Reporting Requirements

Initial and Annual Holdings Reports:

All IMS Personnel must file an initial holdings report no later than ten (10) days after becoming associated with IMS. Information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of association. (e.g., a person who becomes an employee on May 1st must file their initial holdings report by May 11th and the information contained within that report must be current as of March 17th or later.) Furthermore, all IMS Personnel l must file an annual holdings report between January 1st and January 31st of each calendar year that reports information as of December 31st of the prior calendar year. All holdings reports, whether initial or annual, must contain the following information:

•	The title and type (e.g., equity, bond, ETF, option, private placement) of each reportable security in which the person has any direct or indirect beneficial ownership interest;

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•	The exchange ticker symbol or CUSIP number for the reportable security if one exists;
•	The number of shares of each reportable security held, if applicable;
•	The principal amount of each reportable security held;
•	The name of the broker, dealer or bank that maintains the account in which the reportable security is held, if applicable; and
•	The date the report was submitted.

All IMS Personnel must file an Initial Holdings Report form or Annual Holdings Report form, as appropriate; in order to satisfy their holdings report obligations to IMS. Bank, brokerage, or investor statements may be attached to an Initial Holdings Report form or Annual Holdings Report form in lieu of manually inputting information required by the forms, but any required information missing from such statements (e.g., ticker symbols) must be manually reported on the form. Bank, brokerage, or investor statements can be submitted in lieu of an Initial or Annual Holdings Report form provided all the above listed items are included.

IMS, or designee(s) will review such reports to assess whether any IMS Personnel:

1) had any conflicts of interest when participating in investment decisions involving securities the person holds in his/her personal accounts and
2) are filing accurate quarterly transaction reports. Evidence of such review will be in the form of either:
i) the signature of the reviewer and the date of such review on each Initial or Annual Holdings Report form or
ii) a formal memo that documents the review, including the identification of which reports were reviewed and the findings resulting from such review.

IMS will confirm that all initial and annual holdings reports are maintained for a period of five years from the end of the calendar year in which the report was filed (e.g. an annual holdings report filed on January 31, 2012 will be maintained until January 1, 2018).

Quarterly Transaction Reports:

All IMS Personnel shall file, no later than thirty (30) days after the end of each calendar quarter, a transaction report containing the following information:

•	The date of each transaction in a reportable security;

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•	The title of the reportable security;
•	The exchange ticker symbol or CUSIP number of the reportable security, if one exists;
•	The interest rate and maturity date of the reportable security, if applicable;
•	The number of shares, if applicable;
•	The principal amount of each reportable security transaction;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the report was submitted.

All IMS Personnel must either timely provide and/or request and authorize their broker, dealer, mutual fund, and bank custodians to send duplicate account statements and trade confirmations for all securities accounts, over which they have any direct or indirect influence or control (including accounts of spouses and children) and which hold securities for their direct or indirect benefit, to IMS. Confirmations are not required to be submitted if the statements convey the same information. So long as IMS continues to receive duplicate account statements and trade confirmations, IMS Personnel are not required to manually report those transactions on a Quarterly Transaction Report form. Transactions in securities that are not affected in such accounts (e.g., private placements) must be manually reported on a Quarterly Transaction Report form. If duplicate account statements and trade confirmations are not being received or are no longer being received, IMS will provide notification to the appropriate IMS Personnel.

IMS, or designee(s), will perform a review on a quarterly basis to assess whether each IMS Personnel:

1) was in compliance with the Code of Ethics;
2) engaged in any trading patterns that might indicate abuse; and
3) transacted in the same securities as clients, and if so, whether clients appeared to be disadvantaged as a result of the IMS Personnel transactions. Evidence of such review will be in the form of either:
i) the signature of the reviewer and the date of such review on each Quarterly Transaction Report form or account statement or
ii) a formal memo that documents the review, including the identification of which Quarterly Transaction Report forms or account statements were reviewed and the findings resulting from such review.

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IMS’s will verify that quarterly transaction reports are maintained onsite for a period of five years from the end of the calendar year in which the report was filed.

Gifts

All IMS Personnel are prohibited from receiving any gift, service or other thing of value exceeding $300 from any person or entity that does business with IMS within a calendar year. Additionally, personnel may not give or offer any gift, service, or other thing exceeding a value of $300, within a calendar year, to existing clients, prospective clients, or any person or entity that does business with or on behalf of IMS without pre-approval in writing by IMS. Cash or cash equivalents may not be given or accepted as a gift to or from a client, prospective client, or any individual and entity that does business with or on behalf of IMS under any circumstances.

Within seven business days of receiving or after having given any gift, service, or other thing of any value exceeding $300, all IMS Personnel must complete and submit a Gift & Entertainment Reporting Form to the firm. The firm will maintain a log of all gifts given and received.

Entertainment

All IMS Personnel are prohibited from providing or accepting extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with IMS. IMS Personnel may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Within seven business days of accepting or providing entertainment, all IMS Personnel must complete and submit a Gift & Entertainment Reporting Form to the firm. The firm will maintain a log of such activities.

Outside Business Activities and Involvement in Legal Proceedings

All IMS Personnel are expected to devote their full time during regular hours of employment, and during other hours when needed, to IMS’s interests. IMS Personnel seeking outside employment or engaging in outside business activities, whether paid or volunteer, must get the approval of IMS before engaging in any such activity. No outside employment or business activity will be approved which might pose or create the appearance of a conflict of interest, or might otherwise interfere with the employee’s regular duties or their working effectiveness.

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As an employee of a registered investment adviser, you may be barred or otherwise disqualified from working for or associating with IMS depending on your current or past involvement in certain types of regulatory or legal proceedings. Consequently, all IMS Personnel are required to promptly notify IMS’s CCO of any criminal and other legal proceedings or investigations in which he/she may have been involved or may currently be involved or subject to. Additionally, all IMS Personnel are required to annually complete and submit an Outside Business Activity and Disciplinary Action Disclosure Form to IMS’s CCO.

Enforcement and Penalties

IMS, or designee(s), will review the transaction information supplied by their respective IMS Personnel. The purpose of these reviews is to determine if any IMS Personnel has violated this Code of Ethics or the IMS Insider Trading Policy. If a transaction appears to be in violation of the Code of Ethics, the transaction will be reported to the CEO, President and partners of IMS.

In the case an employee or IMS Personnel is knowledgeable regarding any violations of this Code, they must report these violations in a prompt manner to the CCO. In the case that a violation is reported, the person reporting the incident will not have any reason to fear of any negative repercussions.

Upon review of a violation of this Code of Ethics policy, IMS may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from the securities transaction effected in violation of this Code of Ethics. IMS will impose sanctions in accordance with the principle that no IMS Personnel may profit at the expense of the clients of IMS. In the case that someone violates a federal securities regulation, the violation will be reported to the appropriate regulatory authority.

Public Access to this Code

A client may request a copy of the IMS Code of Ethics policy by writing IMS at 8995 S. E. Otty Road, Portland, Oregon 97086, calling (800) 408-8014, or emailing portland@imscapital.com.

Definitions:

“Beneficial Ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. “Beneficial Ownership” includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person’s family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

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“Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of IMS Personnel, or for accounts in which IMS Personnel have Beneficial Ownership.

CODE OF ETHICS ACKNOWLEDGEMENT FORM

I hereby acknowledge receipt of IMS Capital Management’s Code of Ethics policy, as amended on November 30, 2016, and certify that I have read it, that I understand it, and that I agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics policy.

Furthermore, if this also serves as my annual acknowledgment, I hereby certify that, to the best of my knowledge, I have complied with all requirements of the Code of Ethics policy, including submission of all holdings and transaction reports during the prior calendar year. And, I also confirm that I have reported to the CCO all transactions in which I had or obtained any direct or indirect beneficial ownership. Trade confirmations are not required to be submitted if the account statements convey the same information.

Signed:	Date:

Name:

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Initial Holdings/Annual Holdings Report Form
Note: Not Needed if Brokerage/Custodian Statements include all information listed below.
Note: Needed for any private company security holdings.
Dated:__________ ___, 2_____

Security name and type	Symbol/Cusip#	# of Shares	Principal Amount	Custodian

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Quarterly Transaction Report Form
Note: Not Needed if Brokerage/Custodian Statements include all information listed below.
Note: Needed for any private company security holdings.
Dated:__________ ___, 2_____

Date:	Security Description:	Symbol/ Cusip#:	# of Shares:	Principal Amount:	Transaction Type:	Price:	Custodian/Broker/ Dealer

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Gift & Entertainment Reporting Form – For Items Exceeding $300 in Value

Date:	Description (including involved parties):	Approximate Value:

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Outside Business Activity Form

Date:	Description of Outside Business Activity (including role and approximate time spent):

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